Exhibit 10.28

Amendment to Employment Agreement

This Second Amendment (this “Amendment “), dated as of April 1, 2016, to the Employment Agreement, made as of May 1, 2014 and as amended as of September 1, 2015 (the “Employment Agreement “), between the Florida Community Bank, National Association (the “Company”) and Kent Ellert (“Executive”).

WHEREAS, the Company and Executive now wish to amend the Employment Agreement in accordance with the provisions of Section 7(n) of the Employment Agreement;

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Employment Agreement as set forth herein.

I.      The second sentence of Section 5(b)(i) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“In consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation , pursuant to Sections 3 and 4 hereof) and other obligations undertaken by the Company hereunder , Executive agrees that during (I) his employment with the Company , and (2) the period beginning on the date of termination of employment and ending on the second anniversary of the date of termination of employment (the “Covered Time”), Executive shall not, directly or indirectly , engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business in any Restricted Area (each as defined below) , provided that the provisions of this Section 5(b)(i) will not be deemed breached merely because Executive owns less than 5% of the outstanding common stock of a publicly-traded company.”

2.	The foregoing amendment to the Employment Agreement shall be effective as of April 1, 2016

3.	As part of the consideration for Executive’s agreement to amend the foregoing provision of the Employment Agreement, the Company (i) shall make a $950,000 lump sum cash payment to Executive within 30 days hereof and (ii) shall grant 60,606 shares of restricted stock to Executive under the FCB Financial Holdings, Inc. 2016 Incentive Plan subject to the terms and provision s of a Restricted Stock Agreement.

4.	Except as specifically modified herein, the Employment Agreement shall remain in full force and effect in accordance with all of the term s and conditions thereof.

5.	This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed effective as of the date first written above.

FLORIDA COMMUNITY BANK, NATIONAL ASSOCIATION

By:	/s/ Vincent S. Tese
Name:	Vincent S. Tese
Title:	Executive Chairman

/s/Kent Ellert
Kent Ellert